 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS ANNOUNCES RESULTS FOR THIRD QUARTER 2016

NEWTOWN SQUARE, PA - November 9, 2016 - Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced net income attributable to partners for the nine months ended September 30, 2016 was $501 million ($0.68 per limited partner unit, diluted), compared to $368 million ($0.66 per limited partner unit, diluted) for the prior year period. Adjusted EBITDA for the nine months ended September 30, 2016 was $906 million, compared to $836 million for the prior year period. Net income attributable to partners for the three months ended September 30, 2016 was $154 million ($0.16 per limited partner unit, diluted), compared to $56 million (a loss of $0.07 per limited partner unit, diluted) for the prior year period. Adjusted EBITDA was $312 million for the three months ended September 30, 2016, compared to $289 million for the prior year period.

Recent highlights include:

•	Distributable Cash Flow of $696 million for the nine months ended September 30, 2016

•	Distribution increase to $0.51 ($2.04 annualized) for the third quarter 2016

•	Commenced operations on the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines

•	Completed the $760 million acquisition from Vitol of a Permian Basin crude oil system and remaining interest in SunVit

•	In support of the acquisition, our general partner agreed to reduce incentive distributions by $60 million over a two-year period

•	Raised $1.2 billion through the issuance of senior notes and a public equity offering to fund the acquisition and in support of our expansion capital program

•	Debt-to-Adjusted EBITDA ratio of 3.6x at September 30, 2016, calculated in accordance with our credit agreement

•	Announced a strategic joint venture with ExxonMobil to form Permian Express Partners LLC, combining certain key crude oil logistics assets

"Our year-to-date financial results represent an approximate 10 percent increase in earnings and distributable cash flow, including an approximate 25 percent increase in blue bar results, despite a very challenging macro environment," said Michael J. Hennigan, President and Chief Executive Officer. "Despite the loss of red bar opportunities, our latest expansion projects in the Permian and Marcellus basins generate sustainable cash flow that more than offset a reduction in market-related earnings. We believe we can continue to differentiate ourselves by growing earnings in any market."

On Sunoco Logistics' recently announced Permian transactions, Hennigan said, "We are very pleased to announce two strategic initiatives which will complement our existing infrastructure. We continue to believe that executing strategic growth in the Permian basin will provide long-term benefit for our unitholders."

On Sunoco Logistics' stronger Midland platform, Hennigan said, "The acquisition of the Vitol Midland assets strengthens our crude business in key production areas. The acquired assets are located in what we believe are the three best counties in the Midland basin, and adding a 2 million barrel terminal in Midland is very complimentary to our Permian strategy."

On Permian Express Partners LLC, Hennigan said, "We are very pleased to enter into a strategic crude oil joint venture with ExxonMobil, and for ExxonMobil and its affiliates to enter into a preferred provider agreement with the joint venture. Combining the strategic crude oil assets of Permian Express Partners LLC, together with our recently acquired Midland Basin assets, greatly enhances our service capabilities for the Permian Basin, one of the most prolific shale areas with incredible growth opportunities."

DETAILS OF THIRD QUARTER RESULTS
Net Income
Net income attributable to Sunoco Logistics Partners L.P. ("net income attributable to SXL") was $154 and $56 million for the three months ended September 30, 2016 and 2015, respectively. The increase was largely attributable to a $140 million positive variance related to non-cash inventory adjustments resulting from changes in commodity prices compared to the prior year period.  Also contributing to the increase was improved operating results from our Refined Products and Natural Gas Liquids segments and higher contributions from our joint venture interests.  These positive factors were partially offset by lower operating results from our Crude Oil segment driven largely by acquisition and marketing activities, higher depreciation and amortization expense related to expansion capital projects placed into service in 2015 and 2016, and increased net interest expense.
Adjusted EBITDA
During the fourth quarter 2015, we realigned our reporting segments as a result of the continued investment in our organic growth capital program which has served to increase the integration that exists between our assets that service each commodity. This has also resulted in a shift in Management's strategic decision making process, resource allocation methodology, and assessment of our financial results. The updated reporting segments are: Crude Oil, Natural Gas Liquids and Refined Products. The new segmentation provides our investors with a more meaningful view of our business that is consistent with that of Management. For the purpose of comparability, all prior period segment disclosures have been recast to conform to the current presentation. Such recasts had no impact on previously reported consolidated net income or Adjusted EBITDA.

	Three Months Ended September 30,
	2016	2015	Variance
	(in millions)
Crude Oil	$165	$179	$(14)
Natural Gas Liquids	77	66	11
Refined Products	70	44	26
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$312	$289	$23

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil
Adjusted EBITDA for the Crude Oil segment decreased $14 million to $165 million for the three months ended September 30, 2016, as compared to $179 million for the prior year period. The decrease was largely attributable to lower operating results from our crude oil acquisition and marketing activities, which includes transportation and storage fees related to our crude oil pipelines and terminal facilities, resulting from lower crude oil differentials compared to the prior year period. This decrease was partially offset by improved results from our crude oil pipelines which benefited from the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines that commenced operations in the third quarter 2016. Higher contributions from joint venture interests also contributed to the offset.
Natural Gas Liquids
Adjusted EBITDA for the Natural Gas Liquids segment increased $11 million to $77 million for the three months ended September 30, 2016, as compared to $66 million for the prior year period. The increase was largely attributable to increased volumes and fees from our Mariner NGLs projects, which includes our NGLs pipelines and Marcus Hook and Nederland facilities. These positive factors were partially offset by lower operating results from our NGLs acquisition and marketing activities.
Refined Products
Adjusted EBITDA for the Refined Products segment increased $26 million to $70 million for the three months ended September 30, 2016, as compared to $44 million for the prior year period. The increase was primarily attributable to improved operating results from our refined products pipelines, which benefited primarily from higher volumes on our Allegheny Access pipeline, and higher results from our refined products acquisition and marketing activities. Improved contributions from joint venture interests and our refined products terminals also contributed to the increase.

FINANCING UPDATE
Net interest expense was $40 million for the three months ended September 30, 2016, compared to $37 million for the prior year period. The $3 million increase was due primarily to senior notes issuances in July 2016 and November 2015 and higher borrowings under our $2.50 billion Credit Facility to finance our expansion capital program. These increases were partially offset by higher capitalized interest in connection with continued growth projects.
In July 2016, we issued $550 million of 3.90 percent Senior Notes due in July 2026 for net proceeds of $544 million in support of our expansion capital program.
During the third quarter 2016, we issued a total of 23.8 million units in an overnight equity offering and through our at-the-market equity offering program for net proceeds of $637 million. In October 2016, an additional 3.2 million units were issued in connection with an option related to the overnight offering for net proceeds of $84 million.
In August 2016, ETP, Sunoco Logistics and Phillips 66 announced the completion of project-level financing of the Bakken Pipeline project. The $2.5 billion credit facility is anticipated to provide substantially all of the remaining capital necessary to complete the project. Additionally, ETP and Sunoco Logistics announced the signing of an agreement to sell a 36.75 percent interest in the Bakken Pipeline project for $2 billion in cash to MarEn Bakken Company LLC, an entity jointly owned by Enbridge Energy Partners, L.P. and Marathon Petroleum Corporation. The transaction is expected to close in the fourth quarter 2016, subject to certain closing conditions, at which time Sunoco Logistics will receive $800 million for its interest. Proceeds from the sale of our interest will be used to pay down debt and help fund our expansion capital program. Subsequent to closing, our interest in the Bakken Pipeline project will be 15.3 percent.
CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Expansion	$1,392	$1,467
Maintenance	40	49
Acquisitions	17	131
Total	$1,449	$1,647
Our expansion capital spending for the nine months ended September 30, 2016 included spending to: invest in the previously announced Mariner East NGLs projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital and joint projects; expand the service capabilities of our acquisition and marketing activities; and upgrade the service capabilities at our bulk marine terminals. Acquisitions in 2016 included the purchase of an additional ownership interest in Explorer Pipeline Company. Acquisitions in 2015 consisted of the acquisition of the remaining ownership interests in the West Texas Gulf Pipe Line Company. Our capital expenditures are expected to be funded from cash provided by operations, borrowings under our credit facility, and with proceeds from debt and equity offerings, as necessary.
We expect expansion capital of approximately $1.0 billion in 2016, which includes the anticipated proceeds from the sale of a portion of our interest in the Bakken pipeline in the fourth quarter 2016 and excludes acquisitions.
In November 2016, we completed an acquisition from Vitol Inc. ("Vitol") for an integrated crude oil business in West Texas for $760 million plus working capital. The acquisition provides us with an approximately 2 million barrel crude oil terminal in Midland, Texas, a crude oil gathering and mainline pipeline system in the Midland Basin, including a significant acreage dedication from an investment-grade Permian producer, and crude oil inventories related to Vitol's crude oil purchasing and marketing business in West Texas. The acquisition also included the purchase of a 50 percent interest in SunVit Pipeline LLC ("SunVit"), which increased our overall ownership of SunVit to 100 percent. SunVit connects the Midland terminal to our Permian Express 2 pipeline, a key takeaway to bring Permian crude oil to multiple markets.
In connection with the Vitol acquisition, our general partner executed an amendment to the Partnership's Third Amended and Restated Agreement of Limited Partnership in September 2016, which provides for a reduction to the incentive distributions the general partner receives from us. The reductions will total $60 million over a two-year period, recognized ratably over eight quarters, beginning with the third quarter 2016 cash distribution.

INVESTOR CALL
We will host a conference call regarding third quarter results on Thursday, November 10, 2016 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-427-6407. International callers should dial 1-203-369-0896.

ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, NGLs and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, and in the Partnership's subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended September 30,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,189	$2,407	$(218)

Cost of products sold (1)	1,855	2,041	(186)
Operating expenses (1)	41	41	—
Selling, general and administrative expenses	27	26	1
Depreciation and amortization expense	112	102	10
Impairment charge and related matters	(37)	103	(140)
Total Costs and Expenses	1,998	2,313	(315)
Operating Income	191	94	97
Interest cost and debt expense, net	(68)	(49)	(19)
Capitalized interest	28	12	16
Other income	12	7	5
Income Before Provision for Income Taxes	163	64	99
Provision for income taxes	(8)	(7)	(1)
Net Income	155	57	98
Less: Net Income attributable to noncontrolling interests	(1)	(1)	—
Less: Net Income attributable to redeemable noncontrolling interests	—	—	—
Net Income Attributable to Partners	$154	$56	$98

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$154	$56	$98
Less: General Partner's interest	(101)	(74)	(27)
Limited Partners' interest in Net Income	$53	$(18)	$71

Net Income (Loss) attributable to Partners per Limited Partner unit:
Basic	$0.16	$(0.07)

Diluted	$0.16	$(0.07)

Weighted Average Limited Partners' units outstanding:
Basic	307.0	255.0

Diluted	308.1	255.0

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Nine Months Ended September 30,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$6,234	$8,181	$(1,947)

Cost of products sold	5,259	7,196	(1,937)
Operating expenses	97	120	(23)
Selling, general and administrative expenses	81	76	5
Depreciation and amortization expense	327	278	49
Impairment charge and related matters	(143)	44	(187)
Total costs and expenses	5,621	7,714	(2,093)
Operating Income	613	467	146
Interest cost and debt expense, net	(198)	(151)	(47)
Capitalized interest	80	54	26
Other income	27	19	8
Income Before Provision for Income Taxes	522	389	133
Provision for income taxes	(19)	(18)	(1)
Net Income	503	371	132
Less: Net Income attributable to noncontrolling interests	(2)	(2)	—
Less: Net Income attributable to redeemable noncontrolling interests	—	(1)	1
Net Income attributable to Partners	$501	$368	$133

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$501	$368	$133
Less: General Partner's interest	(289)	(205)	(84)
Limited Partners' interest in Net Income	$212	$163	$49

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.68	$0.67

Diluted	$0.68	$0.66

Weighted Average Limited Partners' units outstanding:
Basic	295.5	244.3

Diluted	296.3	245.2

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	September 30, 2016	December 31, 2015
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$39	$37

Revolving credit facilities (1)	$622	$562
Senior notes	5,350	4,975
Unamortized fair value adjustments (2)	85	93
Unamortized bond discount and debt issuance costs	(43)	(39)
Total Debt	$6,014	$5,591

Sunoco Logistics Partners L.P. equity	$8,640	$7,521
Noncontrolling interests	33	34
Total Equity	$8,673	$7,555

(1)	Amount at September 30, 2016 includes $140 million of commercial paper.

(2)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Sales and other operating revenue
Crude Oil	$1,843	$2,034	$5,115	$7,159
Natural Gas Liquids	148	304	577	833
Refined Products	198	69	542	189
Total sales and other operating revenue	$2,189	$2,407	$6,234	$8,181

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Adjusted EBITDA
Crude Oil	$165	$179	$503	$502
Natural Gas Liquids	77	66	229	223
Refined Products	70	44	174	111
Total Adjusted EBITDA	$312	$289	$906	$836

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Highlights

Crude Oil: (1)
Pipeline throughput (thousands of barrels per day ("bpd")) (2)	2,516	2,395	2,380	2,232
Terminal throughput (thousands of bpd)	1,559	1,409	1,524	1,343
Gross profit (millions of dollars) (3)	$173	$191	$531	$538

Natural Gas Liquids:
Pipeline throughput (thousands of bpd)	289	205	268	190
Terminal throughput (thousands of bpd)	252	205	229	174
Gross profit (millions of dollars) (3)	$68	$104	$234	$250

Refined Products: (1)
Pipeline throughput (thousands of bpd) (2)	611	522	573	492
Terminal throughput (thousands of bpd)	570	562	554	518
Gross profit (millions of dollars) (3)	$52	$30	$113	$77

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Prior period balances were restated to conform to current presentation.

(3)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Net Income	$155	$57	$503	$371
Interest expense, net	40	37	118	97
Depreciation and amortization expense	112	102	327	278
Provision for income taxes	8	7	19	18
Non-cash compensation expense	5	4	16	12
Unrealized (gains) losses on commodity risk management activities	16	(32)	33	(9)
Amortization of excess investment in joint venture interests	1	1	2	2
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	12	10	31	23
Non-cash inventory adjustments	(37)	103	(143)	44
Adjusted EBITDA (1)	312	289	906	836
Interest expense, net	(40)	(37)	(118)	(97)
Provision for current income taxes	(7)	(8)	(17)	(22)
Amortization of fair value adjustments on long-term debt	(2)	(4)	(8)	(10)
Proportionate share of unconsolidated affiliates' interest, provision for current income taxes and maintenance capital expenditures (2)	(10)	(12)	(30)	(30)
Maintenance capital expenditures	(13)	(18)	(40)	(49)
Distributable cash flow attributable to noncontrolling interests	(1)	—	(2)	(2)
Contributions attributable to acquisition from affiliate	1	2	5	8
Distributable Cash Flow (1) (2)	$240	$212	$696	$634

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor's understanding of a business's performance, which is a factor in evaluating its ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the first quarter 2016, we changed our definition of distributable cash flow to conform to the presentation utilized by our general partner. The change did not have a material impact on our distributable cash flow. Prior period amounts have been recast to conform to current presentation.